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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Gillette Company Global
Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement No. 33-52465 on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 19, 1999, relating to the statement of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 1998 and 1997, and related statement of changes in net assets available for plan benefits for the period then ended which report appears in the December 31, 1998 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.



                                             /s/ KPMG Peat Marwick LLP


Boston, Massachusetts
March 30, 1999